Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated May 11, 2026, with respect to the consolidated financial statements of Suchness Tech Limited, for the years ended June 30, 2025 and 2024 in this Registration Statement Form F-1/A of Suchness Tech Limited filed with the Securities and Exchange Commission.

/s/ HTL International, LLC

Houston, Texas

July 31, 2026